Exhibit 99.1

Briggs & Stratton Corporation Announces Adoption of Rule 10b5-1 Plans By Executive Officers

Milwaukee, WI — February 15, 2007/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation (the “Company”) today announced that the following executive officers of the Company have each entered into individual stock trading plans in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934: John S. Shiely, Chairman, President and Chief Executive Officer; Todd J. Teske, Executive Vice President and Chief Operating Officer; and Thomas R. Savage, Senior Vice President - Administration.

Mr. Shiely informed the Company that under his trading plan he intends to sell a total of 24,526 shares of Company common stock that will be issued as a result of the exercise of stock options that would otherwise expire on August 3, 2007. The purpose of the plan is to provide Mr. Shiely with the ability to exercise his expiring options and sell the underlying Company common stock in an orderly manner and avoid concerns about the timing of the transactions.

Mr. Teske informed the Company that under his trading plan he intends to sell a total of 10,000 shares of Company common stock that will be issued as a result of the exercise of stock options that would otherwise expire on August 3, 2007. The purpose of the plan is to provide Mr. Teske with the ability to exercise his expiring options and sell the underlying Company common stock in an orderly manner and avoid concerns about the timing of the transactions.

Mr. Savage informed the Company that under his trading plan he intends to sell a total of 54,286 shares of Company common stock that will be issued as a result of the exercise of stock options. The purpose of the plan is to provide Mr. Savage with the ability to exercise his options and sell the underlying Company common stock in an orderly manner for personal financial planning purposes and avoid concerns about the timing of the transactions.

Other Company executives may from time to time adopt Rule 10b5-1 plans.

J. E. Brenn
Senior Vice President and
Chief Financial Officer

/CONTACT: James E. Brenn, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333/